Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE

SBA COMMUNICATIONS CORPORATION REPORTS 4th QUARTER 2007

RESULTS; PROVIDES 1st QUARTER AND UPDATED FULL YEAR 2008 OUTLOOK

SBA COMMUNICATIONS CORPORATION (NASDAQ: SBAC); BOCA RATON, FLORIDA, February 21, 2008

SBA Communications Corporation (“SBA” or the “Company”) today reported results for the quarter ended December 31, 2007. Highlights of the results include:

☐	Fourth quarter over year earlier period:

•	Site leasing revenue growth of 13.8%
•	Tower cash flow growth of 17.3%
•	Operating income growth of $3.6 million
•	Net loss increased $4.6 million
•	Adjusted EBITDA growth of 18.0%
•	Equity Free Cash Flow per share growth of 55.0%

Operating Results

Total revenues in the fourth quarter of 2007 were $108.9 million, compared to $96.8 million in the year earlier period, an increase of 12.6%. Site leasing revenue of $84.7 million was up 13.8% over the year earlier period and site leasing segment operating profit (as defined below) of $62.9 million was up 16.2%, over the year earlier period. Site leasing contributed 95.4% of the Company’s total segment operating profit in the fourth quarter of 2007.

Tower Cash Flow (as defined below) in the fourth quarter of 2007 was $63.2 million, a 17.3% increase over the year earlier period. Tower Cash Flow margin for the fourth quarter of 2007 was 76.5% compared to 74.8% in the year earlier period.

Site development revenues were $24.2 million in the fourth quarter of 2007 compared to $22.3 million in the year earlier period, an 8.3% increase. Site development segment operating profit was $3.0 million in the fourth quarter of 2007, compared to $2.6 million in the year earlier period. Site development segment operating profit margin was 12.5% in the fourth quarter of 2007 compared to 11.8% in the year earlier period.

Selling, general and administrative expenses were $11.9 million in the fourth quarter of 2007 compared to $10.8 million in the year earlier period. Included in selling, general and administrative expenses were non-cash compensation charges of $1.4 million and $1.2 million and AAT one-time integration expenses of $0 and $0.5 million for the fourth quarter of 2007 and 2006, respectively.

Net loss for the fourth quarter of 2007 was $28.9 million or $(0.27) per share compared to a net loss of $24.3 million or $(0.23) per share in the year earlier period. Included in net loss is a $15.6 million, other-than-temporary impairment charge associated with the Company’s short-term investment (as discussed below). Excluding such charge, net loss per share was $(0.13).

Adjusted EBITDA (as defined below) in the fourth quarter of 2007 was $56.1 million compared to $47.5 million in the year earlier period, an 18.0% increase. Adjusted EBITDA margin was 52.5% in the fourth quarter of 2007 compared to 50.4% in the year earlier period.

Net interest expense, excluding amortization of deferred financing fees and the impact of interest rate hedging was $20.6 million in the fourth quarter of 2007 compared to $24.3 million in the year earlier period.

Equity free cash flow (as defined below) for the fourth quarter of 2007 was $33.2 million compared to $20.8 million in the year earlier period. Equity free cash flow was $0.31 per share in the quarter ended December 31, 2007 compared to $0.20 per share in the year earlier period, an increase of 55.0%.

“We ended 2007 with a strong fourth quarter,” commented Jeffrey A. Stoops, President and Chief Executive Officer. “Operationally, carrier activity was better than expected and on the leasing side that will translate into higher 2008 site leasing revenues. That activity, combined with additional portfolio growth, has allowed us to increase certain elements of our full year 2008 Outlook. We continue to believe that our carrier customers, in the aggregate, will be as busy this year as they were in 2007, with the potential for them to be even busier. With our new credit facility, we are well-positioned to take advantage of additional portfolio growth opportunities at a very attractive expected financing cost. As a result, we expect to continue to produce industry leading growth in equity free cash flow per share.”

Investing Activities

During the fourth quarter of 2007, SBA purchased 175 towers and built 20 towers, and as of December 31, 2007, SBA owned 6,220 towers. The 175 towers were purchased for an aggregate amount of $134.8 million, of which $39.6 million was paid in cash and the remainder through the issuance of shares of SBA common stock. Total cash capital expenditures for the fourth quarter of 2007 were $59.4 million, consisting of $1.6 million of non-discretionary cash capital expenditures (tower maintenance and general corporate) and $57.8 million of discretionary cash capital expenditures (new tower builds, tower augmentations, tower acquisitions and related earn-outs, and ground lease purchases). During the fourth quarter, the Company spent $12.0 million purchasing land and easements, and extending lease terms, with respect to land underlying its towers.

Since December 31, 2007, SBA has purchased 47 additional towers. The 47 towers were purchased for an aggregate amount of $19.1 million, all of which was paid in cash. The Company has agreed to purchase an additional 179 towers for an aggregate amount of $96.4 million. The Company anticipates that these acquisitions will be consummated by the end of the second quarter of 2008.

Financing Activities and Liquidity

SBA ended the year with $1.555 billion of commercial mortgage-backed pass-through certificates outstanding, $350.0 million of 0.375% Convertible Senior Notes, and net debt of $1.8 billion. Liquidity at December 31, 2007 was approximately $107.9 million, consisting of cash and cash equivalents and short-term restricted cash. The Company’s net debt to Annualized Adjusted EBITDA leverage ratio was 8.0x at December 31, 2007.

Not included in the Company’s liquidity or net-debt calculations are its short-term investments. At December 31, 2007, the Company’s short-term investments consisted entirely of nine auction rate securities. These securities have a par value of $70.7 million. In recent months, auctions associated with these securities have failed as a result of the lack of demand in the marketplace. As such, the Company had not been able to liquidate these securities at par as of December 31, 2007. Subsequent to December 31, 2007, the Company sold, at par value, six of these securities which comprised $40.9 million of the Company’s total par value. Based on this subsequent sale, these six securities are carried at par value at December 31, 2007. The Company currently holds three remaining auction rate securities with a par value of $29.8 million. As a result of the Company’s assessment of a number of factors including, without limitation, market conditions and the credit quality of these three securities, the estimated fair value no longer approximates par value. Accordingly, the Company recorded an other-than-temporary impairment charge of $15.6 million to reduce the value of these auction rate securities to their estimated fair value.

On January 18, 2008, the Company obtained a $285.0 million, three-year senior secured revolving credit facility. Amounts borrowed under the facility can only be used for the construction or acquisition of towers or for ground lease buyouts, and these amounts will accrue interest at Libor plus a margin that ranges from 150 basis points to 300 basis points or at a Base Rate plus a margin that ranges from 50 basis points to 200 basis points, based on the Borrower’s leverage. As of the date of this press release, availability under the credit facility was approximately $183 million of which $20 million has been drawn and is outstanding.

Outlook

The Company is providing its first quarter and updating its Full Year 2008 Outlook for anticipated results. Information regarding potential risks that could cause the actual results to differ from these forward-looking statements is set forth below and in the Company’s filings with the Securities and Exchange Commission.

	Quarter ended March 31, 2008			Full Year 2008
	($’s in millions)
Site leasing revenue	$87.5	to	$89.5	$360.0	to	$380.0
Site development revenue	$19.0	to	$22.0	$85.0	to	$95.0
Total revenues	$106.5	to	$111.5	$445.0	to	$475.0
Tower cash flow	$66.0	to	$68.0	$276.5	to	$286.5
Adjusted EBITDA	$58.5	to	$60.5	$248.5	to	$258.5
Net interest expense(1)	$21.0	to	$22.0	$85.5	to	$88.5
Cash taxes paid	$0.4	to	$0.6	$2.0	to	$3.0
Non-discretionary cash capital expenditures(2)	$1.5	to	$2.5	$6.5	to	$8.5
Equity free cash flow(3)	$33.4	to	$37.6	$148.5	to	$164.5
Discretionary cash capital expenditures(4)	$60.0	to	$70.0	$170.0	to	$190.0

(1)	Excludes amortization of deferred financing fees and impact of interest rate hedging.
(2)	Consists of tower maintenance and general corporate capital expenditures.

(3)	Defined as Adjusted EBITDA less net interest expense, non-discretionary cash capital expenditures and cash taxes paid.
(4)

Consists of new tower builds, tower augmentations, tower acquisitions and related earnouts and ground lease purchases. We plan on building 80 to 100 new towers in 2008 for our ownership. First quarter and full year 2008 guidance includes cash expenditures related to pending acquisitions described above.

Conference Call Information

SBA Communications Corporation will host a conference call Friday, February 22, 2008. The call may be accessed as follows:

When:	Friday, February 22, 2008 at 10:00 A.M. Eastern Standard Time.
Dial-in number:	(800) 475-6701
Conference call name:	“SBA Fourth Quarter Results”
Replay:	February 22, 2008 at 1:00 P.M. to March 7, 2008 at 11:59 P.M.
Number:	800-475-6701
Access Code:	907930
Internet access:	www.sbasite.com

Information Concerning Forward-Looking Statements

This press release includes forward-looking statements, including statements regarding (i) the Company’s prospects for 2008 and its expectations regarding customer demand and activity and its affect on the Company’s site leasing revenues, organic growth, portfolio growth, and growth in equity free cash flow per share; (ii) the Company’s financial and operational guidance for the first quarter of 2008 and full year 2008; (iii) the Company’s expectations regarding its ability to consummate pending tower acquisitions; and (iv) estimates of the fair value of our remaining auction-rate securities. These forward-looking statements may be affected by the risks and uncertainties in the Company’s business. This information is qualified in its entirety by cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings, including the Company’s annual report on Form 10-K filed with the Commission on March 1, 2007 and the Company’s quarterly reports on Form 10-Q. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. With respect to the Company’s expectations regarding all of these statements, including its financial guidance, such risk factors include, but are not limited to: (1) the ability and willingness of wireless service providers to maintain or increase their capital expenditures, (2) the Company’s ability to secure and retain as many site leasing tenants as planned at anticipated lease rates, (3) the impact, if any, of consolidation among wireless service providers, (4) the Company’s ability to secure and deliver anticipated services business at contemplated margins, (5) the Company’s ability to maintain expenses and cash capital expenditures at appropriate levels for our business, (6) the Company’s ability to build 80 to 100 towers in 2008, (7) the Company’s ability to acquire towers and land underneath towers on terms that are accretive, (8) market conditions that may affect the liquidity of the Company’s short-term investments, (9) the economic climate for the wireless communications industry in general and the wireless communications infrastructure providers in particular and (10) the continued dependence on towers and outsourced site development services by the wireless carriers.

With respect to its expectations regarding pending tower acquisitions, these factors also include satisfactorily completing due diligence and the ability and willingness of each party to fulfill their respective closing conditions. With respect to the Company’s plan for new builds, these factors also include identifying and obtaining a location attractive to our customers, executing new leases on such towers and obtaining the necessary regulatory and environmental permits on a timely basis. Information on non-GAAP financial measures is presented below under “Non-GAAP Financial Measures.” This press release will be available on our website at www.sbasite.com.

For additional information about SBA, please contact Pam Kline, Vice-President-Capital Markets, at (561) 226-9232, or visit our website at www.sbasite.com.

SBA is a leading independent owner and operator of wireless communications infrastructure in the United States. SBA generates revenue from two primary businesses – site leasing and site development services. The primary focus of the Company is the leasing of antenna space on its multi-tenant towers to a variety of wireless service providers under long-term lease contracts. Since it was founded in 1989, SBA has participated in the development of over 25,000 antenna sites in the United States.

Non-GAAP Financial Measures

Segment Operating Profit and Segment Operating Profit Margin

This press release includes disclosures regarding our Site Leasing Segment Operating Profit and Site Development Segment Operating Profit, which are non-GAAP financial measures. Each respective Segment Operating Profit is defined as segment revenue less segment cost of revenue (excluding depreciation, accretion and amortization) and Segment Operating Profit Margin is defined as Segment Operating Profit divided by segment revenue. Total Segment Operating Profit is the total of the Segment Operating Profits of the two segments. Segment Operating Profit and Segment Operating Profit Margin are, in our opinion, indicators of the operating performance of our site leasing and site development segments and each is used to provide management with the ability to monitor the operating results and margin of each segment, while excluding the impact of depreciation, accretion and amortization, which is largely fixed. Segment Operating Profit and Segment Operating Profit Margin are not intended to be alternative measures of revenue, segment gross profit or segment gross profit margin as determined in accordance with GAAP.

The Non-GAAP measurements of Segment Operating Profit and Segment Operating Profit Margin have certain material limitations. Specifically these measurements do not include depreciation, accretion or amortization expense. As we use capital assets in our business, depreciation, accretion and amortization expense is a necessary element of our costs and ability to generate profits. Therefore, any measure that excludes depreciation, accretion and amortization expense has material limitations. We compensate for these limitations by using Segment Operating Profit and Segment Operating Profit Margin as only two of several comparative tools, together with GAAP measurements, to assist in the evaluation of the operating performance of our segments.

The reconciliation of Site Leasing Segment Operating Profit and Site Development Segment Operating Profit and the calculation of Segment Operating Profit Margin are as follows:

	Site leasing segment		Site development segment
	For the three months ended December 31,		For the three months ended December 31,
	2007	2006	2007	2006
	(in thousands)
Segment revenue	$84,718	$74,415	$24,185	$22,335
Segment cost of revenue (excluding depreciation, accretion and amortization)	(21,821)	(20,283)	(21,164)	(19,710)

Segment operating profit	$62,897	$54,132	$3,021	$2,625

Segment operating profit margin (1)	74.2%	72.7%	12.5%	11.8%

(1)	Segment operating profit margin for a particular quarterly period is segment operating profit divided by segment revenue.

Tower Cash Flow and Tower Cash Flow Margin

This press release, including our first quarter 2008 and full year 2008 Outlook includes disclosures regarding Tower Cash Flow and Tower Cash Flow Margin, which are non-GAAP financial measures. Tower Cash Flow is defined as Site Leasing Segment Operating Profit excluding non-cash leasing revenue and non-cash ground lease expense and Tower Cash Flow Margin is defined as Tower Cash Flow divided by the sum of site leasing revenue minus non-cash site leasing revenue. We discuss these non-GAAP financial measures because we believe these items are indicators of performance of our site leasing operations. In addition, Tower Cash Flow is a component of the calculation used by our lenders to determine compliance with our new senior secured revolving credit facility. Neither Tower Cash Flow nor Tower Cash Flow Margin are intended to be alternative measures of site leasing gross profit nor of site leasing gross profit margin as determined in accordance with GAAP.

The Non-GAAP measurements of Tower Cash Flow and Tower Cash Flow Margin have certain material limitations. Specifically these measurements do not include leasing revenue of a non-cash nature and ground lease expense of a non-cash nature. Because these non-cash leasing revenue and non-cash ground lease expenses reflect the straight-line impact of the tenant leases and ground leases associated with our site leasing operations, any measure that excludes these non-cash items has material limitations. We compensate for these limitations by using Tower Cash Flow and Tower Cash Flow Margin as only two of several comparative tools, together with GAAP measurements, to assist in the evaluation of the profitability of our site leasing operations.

The reconciliation of Tower Cash Flow is as follows:

	For the three months ended December 31,
	2007	2006
	(in thousands)
Site leasing revenue	$84,718	$74,415
Site leasing cost of revenue (excluding depreciation, accretion and amortization)	(21,821)	(20,283)

Site leasing segment operating profit	62,897	54,132
Non-cash leasing revenue	(2,108)	(2,375)
Non-cash ground lease expense	2,399	2,119

Tower Cash Flow(1)	$63,188	$53,876

(1)	Tower Cash Flow for the three months ended March 31, 2008 and fiscal year 2008 will be calculated in the same manner.

The calculation of Tower Cash Flow Margin is as follows:

	For the three months ended December 31,
	2007	2006
	(in thousands)
Site leasing revenue	$84,718	$74,415
Non-cash leasing revenue	(2,108)	(2,375)

Site leasing revenue minus non-cash revenue	$82,610	$72,040

Tower Cash Flow	63,188	$53,876

Tower Cash Flow Margin	76.5%	74.8%

Adjusted EBITDA, Annualized Adjusted EBITDA and Adjusted EBITDA Margin

This press release, including our first quarter 2008 and full year 2008 Outlook, includes disclosures regarding Adjusted EBITDA, Annualized Adjusted EBITDA and Adjusted EBITDA Margin. Adjusted EBITDA is defined as loss from continuing operations excluding the impact of net interest expense, provision for taxes, depreciation, accretion and amortization, asset impairment and other charges, non-cash compensation, loss from write-off of deferred financing fees and extinguishment of debt, other income and expense (including in the fourth quarter of 2007 the $15.6 million other-than-temporary impairment charge on the Company’s auction rate securities), non-cash leasing revenue, non-cash ground lease expense and one-time costs related to transition and integration costs in connection with the AAT acquisition. We have included these non-GAAP financial measures because we believe these items are indicators of the profitability and performance of our core operations and reflect the changes in our operating results. Annualized Adjusted EBITDA is calculated as Adjusted EBITDA for the most recent quarter multiplied by four. Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by the sum of total revenue minus non-cash leasing revenue. In addition, Adjusted EBITDA is a component of the calculation used by our lenders to determine compliance with our new senior secured revolving credit facility. Neither Adjusted EBITDA, Annualized Adjusted EBITDA nor Adjusted EBITDA Margin are intended to be alternative measures of operating income or gross profit margin as determined in accordance with GAAP.

The Non-GAAP measurements of Adjusted EBITDA, Annualized Adjusted EBITDA and the Adjusted EBITDA Margin have certain material limitations, including the following:

* They do not include interest expense. Because we have borrowed money in order to finance our operations, interest expense is a necessary element of our costs and ability to generate profits and cash flows. Therefore any measure that excludes interest expense has material limitations;

* They do not include depreciation, accretion and amortization expense. As we use capital assets, depreciation, accretion and amortization expense is a necessary element of our costs and ability to generate profits. Therefore any measure that excludes depreciation, accretion and amortization expense has material limitations;

* They do not include provision for taxes. Because the payment of taxes is a necessary element of our costs, particularly in the future, any measure that excludes tax expense has material limitations;

* They do not include non-cash expenses such as asset impairment and other charges, non-cash compensation, other expense/income, non-cash leasing revenue and non-cash ground lease expense. Because these non-cash items are a necessary element of our costs and our ability to generate profits, any measure that excludes these non-cash items has material limitations.

* They do not include one-time costs related to transition and integration costs incurred in connection with the AAT acquisition. Because these items are indicative of actual expenses incurred by the Company, any measure that excludes these costs has material limitations.

We compensate for these limitations by using Adjusted EBITDA, Annualized Adjusted EBITDA and Adjusted EBITDA Margin as only three of several comparative tools, together with GAAP measurements, to assist in the evaluation of our profitability and operating results.

The reconciliation of Adjusted EBITDA and the calculation of Annualized Adjusted EBITDA are as follows:

	For the three months ended December 31,
	2007	2006
	(in thousands)
Loss from continuing operations	$(28,879)	$(24,265)
Interest income	(2,654)	(969)
Interest expense	25,437	28,340
Provision for taxes(1)	453	146
Depreciation, accretion and amortization	44,340	39,893
Non-cash compensation	1,428	1,186
Loss from write off of deferred financing fees and extinguishment of debt	—	3,361
Non-cash leasing revenue	(2,108)	(2,375)
Non-cash ground lease expense	2,399	2,119
Other	15,663	(367)
AAT one-time transition and integration expenses	—	457

Adjusted EBITDA(2)	$56,079	$47,526

Annualized Adjusted EBITDA(3)	$224,316	$190,104

(1)

For the three months ended December 31, 2007 and December 31, 2006, these amounts included $320 and $192, respectively, of franchise taxes reflected on the Statement of Operations in selling, general and administrative expenses.

(2)	Adjusted EBITDA for the three months ending March 31, 2008 and fiscal year 2008 will be calculated the same way.
(3)	Annualized Adjusted EBITDA is calculated as Adjusted EBITDA for the most recent quarter multiplied by four.

The calculation of Adjusted EBITDA Margin is as follows:

	For the three months ended December 31,
	2007	2006
	(in thousands)
Total revenues	$108,903	$96,750
Non-cash leasing revenue	(2,108)	(2,375)

Total revenue minus non-cash revenue	$106,795	$94,375

Adjusted EBITDA	$56,079	$47,526

Adjusted EBITDA Margin(1)	52.5%	50.4%

(1)	Adjusted EBITDA Margin for the three months ended March 31, 2008 and fiscal year 2008 will be calculated in the same manner.

Net Debt and Leverage Ratio

This press release includes disclosures regarding Net Debt and Leverage Ratio. Net Debt is defined as debt minus cash and cash equivalents and short-term restricted cash. Leverage Ratio is defined as Net Debt divided by Annualized Adjusted EBITDA. We have included these non-GAAP financial measures because we believe these items are indicators of our financial condition. The non-GAAP measurements of Net Debt and Leverage Ratio have certain material limitations. Specifically these measurements exclude cash and cash equivalents and short-term restricted cash thereby reducing our debt position. Because we may not be able to use our cash to reduce our debt on a dollar-for-dollar basis, this measure may have material limitations. In addition, since a component of our Leverage Ratio is Annualized Adjusted EBITDA, this measure is subject to the same material limitations associated with Adjusted EBITDA. We compensate for these limitations by using Net Debt and our Leverage Ratio as only two of several comparative tools, together with GAAP measurements, to assist in the evaluation of our financial condition.

The calculations of Net Debt and Leverage Ratio are as follows:

December 31, 2007
(in thousands)
Long-term debt	$1,905,000
Less:
Cash and cash equivalents and short-term restricted cash	(107,873)

Net debt	1,797,127

Divided by:
Annualized Adjusted EBITDA	224,316

Leverage ratio	8.0x

Equity Free Cash Flow and Equity Free Cash Flow Per Share

This press release, including our first quarter 2008 and full year 2008 Outlook, also includes disclosures regarding Equity Free Cash Flow and Equity Free Cash Flow Per Share which are non-GAAP financial measures. Equity Free Cash Flow is defined as Adjusted EBITDA minus net interest expense, non-discretionary cash capital expenditures and cash taxes paid. Equity Free Cash Flow Per Share is defined as Equity Free Cash Flow divided by the weighted average shares outstanding for the period. We discuss Equity Free Cash Flow and Equity Free Cash Flow Per Share because we believe that these measures are indicators of the amount of cash produced by our business and thus reflect the amount that may be available for reinvestment in the business through discretionary capital expenditures, repayment of indebtedness or return to shareholders. Equity Free Cash Flow is not intended to be an alternative measure of cash flow from operations or operating income as determined in accordance with GAAP. Equity Free Cash Flow Per Share is not intended to be an alternative measure of earnings per share as determined in accordance with GAAP.

The use of Equity Free Cash Flow and Equity Free Cash Flow Per Share has certain material limitations. Specifically these measurements do not include discretionary capital expenditures. Because the determination of which capital expenditures are discretionary is subject to various interpretations and because these types of capital expenditures are an integral part of our plans for growth, any measure that excludes these items has material limitations. Furthermore, as the calculations of Equity Free Cash Flow and Equity Free Cash Flow Per Share are based on our Adjusted EBITDA, this measure is subject to the same material limitations associated with Adjusted EBITDA. In addition, by using Adjusted EBITDA as the starting point rather than cash flow from operating activities, timing differences on the cash receipts and disbursements of a number of items, primarily in working capital, are not captured. We compensate for these limitations by using Equity Free Cash Flow and Equity Free Cash Flow Per Share as only two of several comparative tools, together with GAAP measurements, to assist in the evaluation of our cash flow from operations.

The reconciliation of Equity Free Cash Flow is as follows:

	For the three months ended December 31,
	2007	2006
	( in thousands)
Adjusted EBITDA	$56,079	$47,526
Net interest expense(1)	(20,649)	(24,311)
Non-discretionary cash capital expenditures	(1,647)	(2,039)
Cash taxes paid	(587)	(417)

Equity free cash flow(2)	$33,196	$20,759

(1)	Excludes amortization of deferred financing fees and the impact of interest rate hedging.
(2)	Equity free cash flow for the three months ending March 31, 2008 and fiscal year 2008 will be calculated in the same manner.

The calculation of Equity Free Cash Flow Per Share is as follows:

	For the three months ended December 31,
	2007	2006
	(in thousands except per share amounts)
Equity Free Cash Flow	$33,196	$20,759
Divided by:
Weighted average number of common shares	105,961	104,932

Equity Free Cash Flow Per Share	$0.31	$0.20

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands except per share amounts)

	For the three months ended December 31,		For the fiscal year ended December 31,
	(unaudited)	(unaudited)	(unaudited)	(audited)
	2007	2006	2007	2006
Revenues:
Site leasing	$84,718	$74,415	$321,818	$256,170
Site development	24,185	22,335	86,383	94,932

Total revenues	108,903	96,750	408,201	351,102

Operating expenses:
Cost of revenues (exclusive of depreciation, accretion and amortization):
Site leasing	21,821	20,283	88,006	70,663
Site development	21,164	19,710	75,347	85,923
Selling, general and administrative(1) (2)	11,878	10,810	45,569	42,277
Restructuring credits	—	—	—	(357)
Depreciation, accretion and amortization	44,340	39,893	169,232	133,088

Total operating expenses	99,203	90,696	378,154	331,594

Operating income	9,700	6,054	30,047	19,508

Other income (expense):
Interest income	2,654	969	10,182	3,814
Interest expense(3)	(23,162)	(25,500)	(92,498)	(81,283)
Non-cash interest expense	—	—	—	(6,845)
Amortization of deferred financing fees	(2,275)	(2,840)	(8,534)	(11,584)
Write-off of deferred financing fees and extinguishment of debt	—	(3,361)	(431)	(57,233)
Other (expense) income	(15,663)	367	(15,777)	692

Total other expense	(38,446)	(30,365)	(107,058)	(152,439)

Loss before provision for income taxes	(28,746)	(24,311)	(77,011)	(132,931)
(Provision) benefit for income taxes	(133)	46	(868)	(517)

Net loss	$(28,879)	$(24,265)	$(77,879)	$(133,448)

(1)	Includes $1,354, $1,178, $6,326 and $5,259 of non-cash compensation for the three months ended December 31, 2007 and 2006 and for the year ended December 31, 2007 and 2006, respectively.
(2)	Includes $5 of AAT one-time integration expenses for the year ended December 31, 2007 and $457 and $2,313 for the three months and year ended December 31, 2006, respectively.
(3)

Includes $141 and $(220) of impact of interest rate hedges for the three months ended December 31, 2007 and 2006, respectively, and $565 and $704 for the year ended December 31, 2007 and 2006, respectively.

	For the three months ended December 31,		For the fiscal year ended December 31,
	2007	2006	2007	2006
Basic and diluted loss per common share	$(0.27)	$(0.23)	$(0.74)	$(1.36)

Weighted average number of common shares	105,961	104,932	104,743	98,193

Other Data:
Tower Cash Flow	$63,188	$53,876

Adjusted EBITDA	$56,079	$47,526

Equity Free Cash Flow	$33,196	$20,759

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2007	December 31, 2006
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$70,272	$46,148
Short-term investments	55,142	—
Restricted cash	37,601	34,403
Accounts receivable, net of allowances of $1,186 and $1,316 in 2007 and 2006, respectively	20,183	20,781
Other current assets	30,014	26,275

Total current assets	213,212	127,607
Property and equipment, net	1,191,969	1,105,942
Intangible assets, net	868,999	724,872
Deferred financing fees, net	33,578	33,221
Other long-term assets	76,565	54,650

Total assets	$2,384,323	$2,046,292

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$32,321	$27,346
Interest payable	3,499	4,056
Other current liabilities	40,350	26,952

Total current liabilities	76,170	58,354

Long-term liabilities:
Long-term debt	1,905,000	1,555,000
Deferred revenue	12,919	1,992
Other long-term liabilities	52,843	45,025

Total long-term liabilities	1,970,762	1,602,017

Shareholders’ equity	337,391	385,921

Total liabilities and shareholders’ equity	$2,384,323	$2,046,292

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	For the three months ended December 31,
	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(28,879)	$(24,265)
Depreciation, accretion and amortization	44,340	39,893
Other non-cash items reflected in Statements of Operations	19,394	2,515
Loss from write-off of deferred financing fees and extinguishment of debt	—	3,361
Changes in operating assets and liabilities	5,916	13,962

Net cash provided by operating activities	40,771	35,466

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of short-term investments	(17,476)	—
Sale of short-term investments	67,675	—
Capital expenditures	(7,725)	(9,432)
Acquisitions and related earn-outs	(51,725)	(15,200)
Proceeds from sale of fixed assets	9	36
Payments of restricted cash	(718)	(143)

Net cash used in investing activities	(9,960)	(24,739)

CASH FLOWS FROM FINANCING ACTIVITIES:
Fees paid relating to equity issuances	—	(94)
Proceeds from CMBS Certificates, net of financing fees	—	1,126,799
Repayment of bridge facility	—	(1,100,000)
Proceeds from employee stock purchase/option plans	1,071	5,770
Payment for settlement of swap	—	(14,503)
Funding of restricted cash relating to CMBS Certificates	(4,899)	(22,848)
Payment of financing fees for senior credit facility and bridge facility	—	(118)
Payment of financing fees for 0.375% convertible senior notes and CMBS Certificates	(72)	—

Net cash used in financing activities	(3,900)	(4,994)

NET INCREASE IN CASH AND CASH EQUIVALENTS	26,911	5,733

CASH AND CASH EQUIVALENTS:
Beginning of period	43,361	40,415

End of period	$70,272	$46,148

	For the three months ended	For the fiscal year ended
	December 31, 2007	December 31, 2007
	(in thousands)
SELECTED CASH CAPITAL EXPENDITURE DETAIL:
Tower new build construction	$4,187	$15,501

Operating tower expenditures:
Tower upgrades/augmentations	1,891	5,498
Maintenance/improvement capital expenditures	1,189	5,393

	3,080	10,891

General corporate expenditures	458	1,377

Total cash capital expenditures	$7,725	$27,769